Exhibit 10-1

John H. Sottile

7825 South Tropical Trail

Merritt Island, FL 32952

March 15, 2012

The Benefits and Compensation Committee of the Board of Directors of The Goldfield Corporation

Gentlemen,

Please be advised that I wish to forgo bonus due me under the bonus plan approved by the Board of Directors on March 17, 2011.

This waiver does not otherwise waive any rights I have in my Employment Agreement and is limited to my 2011 bonus. Thank you for your continued cooperation.

Sincerely,

/ s / JOHN H. SOTTILE
John H. Sottile

cc: Board of Directors of The Goldfield Corporation